Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY AND BP ANNOUNCE PARTNERSHIP
IN MAURITANIA AND SENEGAL

DALLAS, Texas, December 19, 2016 — Kosmos Energy (NYSE: KOS) announced today that it has entered into a partnership with BP (LSE: BP) in Mauritania and Senegal that combines Kosmos’ exploration expertise with BP’s deepwater development, and LNG production and marketing experience.

Under the terms of the agreement, BP will assume named operatorship and acquire a 62 percent working interest in Kosmos’ licenses covering blocks C6, C8, C12, and C13 offshore Mauritania, as well as an effective 32.49 percent working interest in the licenses covering the Saint Louis Offshore Profond and Cayar Offshore Profond blocks offshore Senegal. Kosmos will maintain a 28 percent and 32.51 percent effective working interest in the licenses offshore Mauritania and Senegal, respectively, and will continue as exploration operator.

Andrew G. Inglis, Kosmos Energy’s chairman and chief executive officer said: “This agreement with BP demonstrates the value of our strategy, together with the quality of the basin we have opened offshore Mauritania and Senegal. Following a thorough farm-out process, BP emerged as the right partner to help us advance the Tortue gas project at pace and take forward a multi-well exploration program that will test the basin’s liquids potential beginning in mid-2017. We are pleased to have secured a super-major partner that brings financial capability, deepwater development and LNG expertise, and a vision that is fully aligned with the interests of both countries.”

Bernard Looney, BP upstream chief executive said: “The Mauritania-Senegal basin is an asset with world-class scale and potential, and we look forward to working with the team at Kosmos and the governments of Mauritania and Senegal to efficiently explore and develop its full potential. We believe the basin will become an important profit center for our upstream business.”

Under the terms of the agreement, Kosmos will receive fixed consideration of $916 million, including:

•                  $162 million in cash up front;

•                  $221 million carry on exploration and appraisal, including a drill stem test (DST) on Tortue expected to be completed in 2017; and

•                  $533 million maximum carry on development costs until first gas production on the Tortue project, including a front end engineering and design (FEED) study to be completed in 2017 with the objective of reaching a final investment decision (FID) by 2018.

Kosmos will also receive a contingent bonus of up to $2 per barrel, for up to 1 billion barrels of liquids, structured as a production royalty, subject to a future liquids discovery and oil price.

Commenting on the commercial terms of the transaction, Mr. Inglis said: “The transaction strengthens our balance sheet by materially reducing our capital expenditure requirements, effectively funding our Mauritania-Senegal work program for the next several years. The enhanced free cash flow generation will enable us to continue to pursue other growth opportunities in our portfolio with discipline.”

Additionally, Kosmos and BP have entered into an exclusive exploration partnership covering potential new ventures opportunities in Mauritania, Senegal and The Gambia.  Kosmos will remain exploration operator of all new ventures acquired within the areas of interest, while BP will become development operator.

Kosmos will provide additional information about the transaction during a conference call on January 4th, 2017 at 10 a.m. EST. The call will be available via telephone and webcast.

Dial-in telephone numbers:

U.S. / Canada: +1.877.407.3982

International: +1.201.493.6780

Webcast:

investors.kosmosenergy.com

Closing of the transaction is expected in the first quarter of 2017 with an effective date of July 1, 2016 and is subject to customary conditions including government approvals. After closing, the effective interests in the blocks offshore Mauritania and Senegal will be as follows:

	Effective Working Interest
	Pre-Transaction	Post-Transaction
Mauritania (Blocks C6, C8, C12, and C13)
BP	0%	62%
Kosmos Energy	90%	28%
Société Mauritanienne Des Hydrocarbures et de Patrimoine Minier (SMHPM)	10%	10%

Senegal (Saint Louis Offshore Profond and Cayar Offshore Profond Blocks)
BP	0%	32.49%*
Kosmos Energy	60%	32.51%*
Timis Corporation	30%	25%*
Société des Pétroles du Sénégal (Petrosen)	10%	10%

* After exercise of an option to acquire an additional 5 percent participating interest from Timis Corporation in consideration for a future carry on a well in Senegal.

- Ends -

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. Our assets include existing production and development projects offshore Ghana, large discoveries offshore Mauritania and Senegal, as well as exploration licenses with significant hydrocarbon potential offshore Portugal, Sao Tome and Principe, Suriname, Morocco and Western Sahara. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2015 Corporate Responsibility Report. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:

Investor Relations

Neal Shah

+1-214-445-9628

nshah@kosmosenergy.com

Rhys Williams

+1-214-445-9693

rwilliams@kosmosenergy.com

Media Relations

Thomas Golembeski

+1-214-445-9674

tgolembeski@kosmosenergy.com